UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934(1)


                                (AMENDMENT NO. 1)

                            CYPRESS BIOSCIENCE, INC.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                    232674507
                                 (CUSIP Number)

                                  APRIL 3, 2003
             (Date of Event Which Requires Filing of this Statement)


            Check the appropriate box to designate the rule pursuant
                        to which this Schedule is filed:

                                |_| Rule 13d-1(b)

                                |X| Rule 13d-1(c)

                                |_| Rule 13d-1(d)



----------------

     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).


CUSIP No. 232674507                   13G                     Page 1 of 19 Pages

--------- ----------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               ProQuest Investments, L.P.        04-3428180

--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) |_|
                                                              (b) |X|

--------- ----------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------- ----------------------------------------------------------------------
                5.     SOLE VOTING POWER
NUMBER OF
                       -0-
SHARES          ------ ---------------------------------------------------------
                6.     SHARED VOTING POWER
BENEFICIALLY
                       567,788
OWNED BY        ------ ---------------------------------------------------------
                7.     SOLE DISPOSITIVE POWER
EACH
                       -0-
REPORTING       ------ ---------------------------------------------------------
                8.     SHARED DISPOSITIVE POWER
PERSON WITH:
                       567,788
--------- ----------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          567,788
--------- ----------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES**                                        |_|

--------- ----------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          2.5%
--------- ----------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON**

          PN
--------- ----------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!



CUSIP No. 232674507                   13G                     Page 2 of 19 Pages

--------- ----------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               ProQuest Companion Fund, L.P.     04-3428725

--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) |_|
                                                              (b) |X|

--------- ----------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------- ----------------------------------------------------------------------
                5.     SOLE VOTING POWER
NUMBER OF
                       -0-
SHARES          ------ ---------------------------------------------------------
                6.     SHARED VOTING POWER
BENEFICIALLY
                       7,311
OWNED BY        ------ ---------------------------------------------------------
                7.     SOLE DISPOSITIVE POWER
EACH
                       -0-
REPORTING       ------ ---------------------------------------------------------
                8.     SHARED DISPOSITIVE POWER
PERSON WITH:
                       7,311
--------- ----------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          7,311
--------- ----------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES**                                        |_|

--------- ----------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.03%
--------- ----------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON**

          PN
--------- ----------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!


CUSIP No. 232674507                   13G                     Page 3 of 19 Pages

--------- ----------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               ProQuest Investments II, L.P.        22-3764772

--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) |_|
                                                              (b) |X|

--------- ----------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------- ----------------------------------------------------------------------
                5.     SOLE VOTING POWER
NUMBER OF
                       -0-
SHARES          ------ ---------------------------------------------------------
                6.     SHARED VOTING POWER
BENEFICIALLY
                       1,394,850
OWNED BY        ------ ---------------------------------------------------------
                7.     SOLE DISPOSITIVE POWER
EACH
                       -0-
REPORTING       ------ ---------------------------------------------------------
                8.     SHARED DISPOSITIVE POWER
PERSON WITH:
                       1,394,850
--------- ----------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,394,850
--------- ----------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES**                                        |_|

--------- ----------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          6.1%
--------- ----------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON**

          PN
--------- ----------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!



CUSIP No. 232674507                   13G                     Page 4 of 19 Pages

--------- ----------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             ProQuest Investments II Advisors Fund, L.P.     22-3784567

--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) |_|
                                                              (b) |X|

--------- ----------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------- ----------------------------------------------------------------------
                5.     SOLE VOTING POWER
NUMBER OF
                       -0-
SHARES          ------ ---------------------------------------------------------
                6.     SHARED VOTING POWER
BENEFICIALLY
                       33,565
OWNED BY        ------ ---------------------------------------------------------
                7.     SOLE DISPOSITIVE POWER
EACH
                       -0-
REPORTING       ------ ---------------------------------------------------------
                8.     SHARED DISPOSITIVE POWER
PERSON WITH:
                       33,565
--------- ----------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          33,565
--------- ----------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES**                                        |_|

--------- ----------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.15%
--------- ----------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON**

          PN
--------- ----------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!



CUSIP No. 232674507                   13G                     Page 5 of 19 Pages

--------- ----------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               ProQuest Associates, LLC        04-3428185

--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) |_|
                                                              (b) |X|

--------- ----------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------- ----------------------------------------------------------------------
                5.     SOLE VOTING POWER
NUMBER OF
                       -0-
SHARES          ------ ---------------------------------------------------------
                6.     SHARED VOTING POWER
BENEFICIALLY
                       575,099
OWNED BY        ------ ---------------------------------------------------------
                7.     SOLE DISPOSITIVE POWER
EACH
                       -0-
REPORTING       ------ ---------------------------------------------------------
                8.     SHARED DISPOSITIVE POWER
PERSON WITH:
                       575,099
--------- ----------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          575,099
--------- ----------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES**                                        |_|

--------- ----------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          2.6%
--------- ----------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON**

          OO*
--------- ----------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!



CUSIP No. 232674507                   13G                     Page 6 of 19 Pages

--------- ----------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               ProQuest Associates II LLC        22-3764735

--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) |_|
                                                              (b) |X|

--------- ----------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------- ----------------------------------------------------------------------
                5.     SOLE VOTING POWER
NUMBER OF
                       -0-
SHARES          ------ ---------------------------------------------------------
                6.     SHARED VOTING POWER
BENEFICIALLY
                       1,428,415
OWNED BY        ------ ---------------------------------------------------------
                7.     SOLE DISPOSITIVE POWER
EACH
                       -0-
REPORTING       ------ ---------------------------------------------------------
                8.     SHARED DISPOSITIVE POWER
PERSON WITH:
                       1,428,415
--------- ----------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,428,415
--------- ----------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES**                                        |_|

--------- ----------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          6.3%
--------- ----------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON**

          OO
--------- ----------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!



CUSIP No. 232674507                   13G                     Page 7 of 19 Pages

--------- ----------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Jay Moorin

--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) |_|
                                                              (b) |X|

--------- ----------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------- ----------------------------------------------------------------------
                5.     SOLE VOTING POWER
NUMBER OF
                       150,000
SHARES          ------ ---------------------------------------------------------
                6.     SHARED VOTING POWER
BENEFICIALLY
                       2,003,514
OWNED BY        ------ ---------------------------------------------------------
                7.     SOLE DISPOSITIVE POWER
EACH
                       150,000
REPORTING       ------ ---------------------------------------------------------
                8.     SHARED DISPOSITIVE POWER
PERSON WITH:
                       2,003,514
--------- ----------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,153,514
--------- ----------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES**                                        |_|

--------- ----------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          9.4%
--------- ----------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON**

          IN
--------- ----------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!



CUSIP No. 232674507                   13G                     Page 8 of 19 Pages

--------- ----------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Alain Schreiber

--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) |_|
                                                              (b) |X|

--------- ----------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          United States Resident Alien
--------- ----------------------------------------------------------------------
                5.     SOLE VOTING POWER
NUMBER OF
                       -0-
SHARES          ------ ---------------------------------------------------------
                6.     SHARED VOTING POWER
BENEFICIALLY
                       2,003,514
OWNED BY        ------ ---------------------------------------------------------
                7.     SOLE DISPOSITIVE POWER
EACH
                       -0-
REPORTING       ------ ---------------------------------------------------------
                8.     SHARED DISPOSITIVE POWER
PERSON WITH:
                       2,003,514
--------- ----------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,003,514
--------- ----------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES**                                        |_|

--------- ----------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          8.75%
--------- ----------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON**

          IN
--------- ----------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!



CUSIP No. 232674507                   13G                     Page 9 of 19 Pages

--------- ----------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Joyce Tsang

--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) |_|
                                                              (b) |X|

--------- ----------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------- ----------------------------------------------------------------------
                5.     SOLE VOTING POWER
NUMBER OF
                       -0-
SHARES          ------ ---------------------------------------------------------
                6.     SHARED VOTING POWER
BENEFICIALLY
                       2,003,514
OWNED BY        ------ ---------------------------------------------------------
                7.     SOLE DISPOSITIVE POWER
EACH
                       -0-
REPORTING       ------ ---------------------------------------------------------
                8.     SHARED DISPOSITIVE POWER
PERSON WITH:
                       2,003,514
--------- ----------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,003,514
--------- ----------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES**                                        |_|

--------- ----------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          8.75%
--------- ----------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON**

          IN
--------- ----------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!



CUSIP No. 232674507                   13G                    Page 10 of 19 Pages

--------- ----------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Pasquale DeAngelis

--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) |_|
                                                              (b) |X|

--------- ----------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------- ----------------------------------------------------------------------
                5.     SOLE VOTING POWER
NUMBER OF
                       -0-
SHARES          ------ ---------------------------------------------------------
                6.     SHARED VOTING POWER
BENEFICIALLY
                       2,003,514
OWNED BY        ------ ---------------------------------------------------------
                7.     SOLE DISPOSITIVE POWER
EACH
                       -0-
REPORTING       ------ ---------------------------------------------------------
                8.     SHARED DISPOSITIVE POWER
PERSON WITH:
                       2,003,514
--------- ----------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,003,514
--------- ----------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES**                                        |_|

--------- ----------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          8.75%
--------- ----------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON**

          IN
--------- ----------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!



CUSIP No. 232674507                   13G                    Page 11 of 19 Pages

ITEM 1(A).    NAME OF ISSUER.

     Cypress Bioscience, Inc. (the "Company").

ITEM 1(B).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

         The Company's principal executive offices are located at 4350 Executive Drive, Suite 325, San Diego, California 92121.

ITEMS 2(A).   NAME OF PERSON FILING.

     This statement is filed on behalf of the following persons with respect to shares of common stock of the Company and warrants to purchase shares of common stock of the Company owned by such persons (collectively, the "Shares"):

     (i)   ProQuest   Investments,   L.P.,   a  Delaware   limited   partnership
("Investments"), with respect to Shares beneficially owned by it;

     (ii)  ProQuest  Companion  Fund,  L.P.,  a  Delaware  limited   partnership
("Companion Fund"), with respect to Shares beneficially owned by it;

     (iii) ProQuest Investments II, L.P., a Delaware limited partnership ("Investments II"), with respect to Shares beneficially owned by it;

     (iv) ProQuest Investments II Advisors Fund, L.P., a Delaware limited partnership ("Advisors Fund"), with respect to Shares beneficially owned by it;

     (v)  ProQuest   Associates  LLC,  a  Delaware  limited   liability  company
("Associates"), as General Partner of Investments and Companion Fund, with respect to Shares beneficially owned by Investments and Companion Fund;

     (vi) ProQuest Associates II LLC, a Delaware limited liability company ("Associates II"), as General Partner of Investments II and Advisors Fund, with respect to Shares beneficially owned by Investments II and Advisors Fund;

     (vii) Jay Moorin, an individual and a member of Associates and Associates II ("Moorin"), with respect to Shares beneficially owned by Investments, Companion Fund, Investments II and Advisors Fund, and with respect to shares beneficially owned by Jay Moorin in his individual capacity;

     (viii) Alain Schreiber, an individual and a member of Associates and Associates II ("Schreiber"), with respect to Shares beneficially owned by Investments, Companion Fund, Investments II and Advisors Fund;

     (ix) Joyce Tsang, an individual and a member of Associates and Associates II ("Tsang"), with respect to Shares beneficially owned by Investments, Companion Fund, Investments II and Advisors Fund; and


CUSIP No. 232674507                   13G                    Page 12 of 19 Pages

     (x) Pasquale DeAngelis, an individual and a member of Associates and Associates II ("DeAngelis"), with respect to Shares beneficially owned by Investments, Companion Fund, Investments II and Advisors Fund.

     The foregoing persons are hereinafter referred to collectively as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

ITEM 2(B).    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.

     The address of the principal business office of each of the Reporting Persons is 600 Alexander Park, Suite 204, Princeton, New Jersey 08540.

ITEM 2(C).    CITIZENSHIP.

     Mr. Moorin, Ms. Tsang and Mr. DeAngelis are United States citizens. Mr. Schreiber is a United States resident alien. Investments, Companion Fund, Investments II and Advisors Fund are Delaware limited partnerships organized under the laws of the State of Delaware. Associates and Associates II are Delaware limited liability companies organized under the laws of the State of Delaware.

ITEM 2(D).    TITLE OF CLASS OF SECURITIES.

     The title of the Company's class of securities beneficially owned by the Reporting Persons is Common Stock, par value $0.02 per share.

ITEM 2(E).    CUSIP NUMBER.

     The CUSIP number of the Company's class of securities beneficially owned by the Reporting Persons is No. 232674507.

ITEM 3.

     If this statement is filed pursuant to Rules 13d-1(b) or 13d- 2(b) or (c), check whether the person filing is a:

     (a)  |_| Broker or dealer registered under Section 15 of the Act,

     (b)  |_| Bank as defined in Section 3(a)(6) of the Act,

     (c)  |_| Insurance Company as defined in Section 3(a)(19) of the Act,

     (d) |_| Investment Company registered under Section 8 of the Investment Company Act of 1940,

     (e)  |_| Investment Adviser in accordance with Rule 13d-1 (b)(1)(ii)(E),

     (f)  |_| Employee  Benefit Plan or Endowment Fund in accordance  with 13d-1
          (b)(1)(ii)(F),


CUSIP No. 232674507                   13G                    Page 13 of 19 Pages

     (g) |_| Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G),

     (h) |_| Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

     (i) |_| Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

     (j)  |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to 13d-1(c), check this box: |X|

ITEM 4.       OWNERSHIP.

     The percentages used herein are calculated based upon 22,223,121 shares of the Company's Common Stock issued and outstanding as of the close of business on January 27, 2004, based upon the representation of counsel to the Company.

     This amendment to Schedule 13G amends the original Schedule 13G which the Reporting Persons filed with the Securities and Exchange Commission on April 10, 2003. The purpose of this amendment is to report that the number of shares of the Company's common stock beneficially owned by the Reporting Persons has changed. Such change is due to the fact that, on January 27, 2003, Investments, Companion Fund, Investments II and Advisors Fund each distributed a portion of their shares of the Company's common stock to their limited partners. Following such distribution, as of the close of business on January 27, 2004, the Reporting Persons beneficially owned shares of the Company's common stock (including shares issuable pursuant to warrants issued by the Company), in the amounts and percentages listed below:

     A.   PROQUEST INVESTMENTS, L.P.

     (a)  Amount beneficially owned: 567,788

     (b)  Percent of class: 2.5%

     (c)  (i) Sole power to vote or direct the vote: -0-

          (ii) Shared power to vote or direct the vote: 567,788

          (iii) Sole power to dispose or direct the disposition: -0-

          (iv) Shared power to dispose or direct the disposition: 567,788

     B.   PROQUEST COMPANION FUND, L.P.

     (a)  Amount beneficially owned: 7,311

     (b)  Percent of class: 0.03%

     (c)  (i) Sole power to vote or direct the vote: -0-

          (ii) Shared power to vote or direct the vote: 7,311

          (iii) Sole power to dispose or direct the disposition: -0-

          (iv) Shared power to dispose or direct the disposition: 7,311

     C.   PROQUEST INVESTMENTS II, L.P.

     (a)  Amount beneficially owned: 1,394,850

     (b)  Percent of class: 6.1%


CUSIP No. 232674507                   13G                    Page 14 of 19 Pages

     (c)  (i) Sole power to vote or direct the vote: -0-

          (ii) Shared power to vote or direct the vote: 1,394,850

          (iii) Sole power to dispose or direct the disposition: -0-

          (iv) Shared power to dispose or direct the disposition: 1,394,850

     D.   PROQUEST INVESTMENTS II ADVISORS FUND, L.P.

     (a)  Amount beneficially owned: 33,565

     (b)  Percent of class: 0.15%

     (c)  (i) Sole power to vote or direct the vote: -0-

          (ii) Shared power to vote or direct the vote: 33,565

          (iii) Sole power to dispose or direct the disposition: -0-

          (iv) Shared power to dispose or direct the disposition: 33,565

     E.   PROQUEST ASSOCIATES LLC

     (a)  Amount beneficially owned: 575,099

     (b)  Percent of class: 2.6%

     (c)  (i) Sole power to vote or direct the vote: -0-

          (ii) Shared power to vote or direct the vote: 575,099

          (iii) Sole power to dispose or direct the disposition: -0-

          (iv) Shared power to dispose or direct the disposition: 575,099


CUSIP No. 232674507                   13G                    Page 15 of 19 Pages

     F.   PROQUEST ASSOCIATES II LLC

     (a)  Amount beneficially owned: 1,428,415

     (b)  Percent of class: 6.3%

     (c)  (i) Sole power to vote or direct the vote: -0-

          (ii) Shared power to vote or direct the vote: 1,428,415

          (iii) Sole power to dispose or direct the disposition: -0-

          (iv) Shared power to dispose or direct the disposition: 1,428,415

     G.   JAY MOORIN

     (a)  Amount beneficially owned: 2,153,514

     (b)  Percent of class: 9.4%

     (c)  (i) Sole power to vote or direct the vote: 150,000

          (ii) Shared power to vote or direct the vote: 2,003,514

          (iii) Sole power to dispose or direct the disposition: 150,000

          (iv) Shared power to dispose or direct the disposition: 2,003,514

     H.   ALAIN SCHREIBER

     (a)  Amount beneficially owned: 2,003,514

     (b)  Percent of class: 8.75%

     (c)  (i) Sole power to vote or direct the vote: -0-

          (ii) Shared power to vote or direct the vote: 2,003,514

          (iii) Sole power to dispose or direct the disposition: -0-

          (iv) Shared power to dispose or direct the disposition: 2,003,514

     I.   JOYCE TSANG

     (a)  Amount beneficially owned: 2,003,514

     (b)  Percent of class: 8.75%

     (c)  (i) Sole power to vote or direct the vote: -0-


CUSIP No. 232674507                   13G                    Page 16 of 19 Pages

          (ii) Shared power to vote or direct the vote: 2,003,514

          (iii) Sole power to dispose or direct the disposition: -0-

          (iv) Shared power to dispose or direct the disposition: 2,003,514

     J.   PASQUALE DEANGELIS

     (a)  Amount beneficially owned: 2,003,514

     (b)  Percent of class: 8.75%

     (c)  (i) Sole power to vote or direct the vote: -0-

          (ii) Shared power to vote or direct the vote: 2,003,514

          (iii) Sole power to dispose or direct the disposition: -0-

          (iv) Shared power to dispose or direct the disposition: 2,003,514

ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. |_|

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not Applicable.

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not Applicable.

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.

     Not Applicable.


CUSIP No. 232674507                   13G                    Page 17 of 19 Pages

ITEM 10.      CERTIFICATIONS.

     Each of the Reporting Persons hereby makes the following certification:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


CUSIP No. 232674507                   13G                    Page 18 of 19 Pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATED:  February 4, 2004

                                        /s/ PASQUALE DEANGELIS
                                        ----------------------------------------
                                        Pasquale DeAngelis,  individually,  as a
                                        member of  ProQuest  Associates  LLC and
                                        ProQuest  Associates II LLC, as a member
                                        of ProQuest  Associates LLC on behalf of
                                        ProQuest Investments,  L.P. and ProQuest
                                        Companion Fund, L.P., and as a member of
                                        ProQuest  Associates II LLC on behalf of
                                        ProQuest   Investments   II,  L.P.   and
                                        ProQuest  Investments  II Advisors Fund,
                                        L.P.


                                        /s/ JAY MOORIN      *
                                        ----------------------------------------
                                        Jay Moorin, individually


                                        /s/ ALAIN SCHREIBER *
                                        ----------------------------------------
                                        Alain Schreiber, individually


                                        /s/ JOYCE TSANG     *
                                        ----------------------------------------
                                        Joyce Tsang, individually



*By:/s/ PASQUALE DEANGELIS
    ---------------------------------------
    Pasquale DeAngelis, Attorney-in-Fact
    (Power of attorney filed as an exhibit hereto)




                                  Exhibit Index

                                  SCHEDULE 13G


EXHIBIT NUMBER    EXHIBIT DESCRIPTION
--------------    -------------------

1                 Joint Filing Agreement

2                 Power of Attorney


CUSIP No. 232674507                   13G                    Page 19 of 19 Pages

                                                                       EXHIBIT 1


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints, as of the date hereof, Pasquale DeAngelis, his or her true and lawful attorney-in-fact with full power of substitution, resubstitution and revocation, for the undersigned and in the undersigned's name, place and stead, in any and all capacities, including, but not limited to, the undersigned's individual capacity and the undersigned's capacity as a member of
(i)   ProQuest   Associates   LLC,  a   Delaware   limited   liability   company
("Associates"), and (ii) ProQuest Associates II LLC, a Delaware limited liability company ("Associates II"), to execute all agreements, certificates, forms, instruments, or other documents, and to take any action, necessary to file beneficial ownership reports on Schedules 13D and 13G and Forms 3, 4 and 5 (including any amendments thereto, and including any beneficial ownership reports which may in the future be required by the Securities and Exchange Commission to be filed provided that the purpose and form of such reports is substantially similar to Schedules 13D or 13G or Form 3, 4 or 5) under the Securities Exchange Act of 1934 with the Securities and Exchange Commission or any stock exchange or similar authority, in connection with any equity investments in Cypress Bioscience, Inc. by each of the undersigned in his or her individual capacity and by each of ProQuest Investments, L.P. ("Investments"), ProQuest Companion Fund, L.P. ("Companion"), ProQuest Investments II, L.P. ("Investments II) and ProQuest Investments II Advisors Fund, L.P. ("Advisors", and together with Associates, Associates II, Investments, Companion and Investments II, the "Companies")

     In connection with the appointment of such attorney-in-fact, each of the undersigned hereby grants unto said attorney-in-fact full power and authority to do and perform each and every act and thing which, in the opinion of such attorney-in-fact, may be requisite, necessary, proper or of benefit to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, thereby ratifying and confirming all that said attorney-in-fact (or attorney-in-fact's substitute or substitutes), may lawfully do or cause to be done by virtue hereof, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his own discretion. Each of the undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned's or the Companies' responsibilities to comply with Section 13 or Section 16 of the Securities Exchange Act of 1934.


Dated: As of April 10, 2003                  /s/ JAY MOORIN
                                             -----------------------------------
                                             Jay Moorin


                                             /s/ ALAIN SCHREIBER
                                             -----------------------------------
                                             Alain Schreiber


                                             /s/ JOYCE TSANG
                                             -----------------------------------
                                             Joyce Tsang

                                                                       EXHIBIT 2

                             JOINT FILING AGREEMENT


     The undersigned hereby agree that statements on Schedules 13G or 13D with respect to the shares of common stock of Cypress Bioscience, Inc. and any amendments thereto signed by each of the undersigned shall be filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended. The undersigned hereby further agree that this Joint Filing Agreement may be included as an exhibit to such statements or amendments. This Joint Filing Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.



Dated:  As of April 10, 2003

                                        /s/ PASQUALE DEANGELIS
                                        ----------------------------------------
                                        Pasquale DeAngelis,  individually,  as a
                                        member of  ProQuest  Associates  LLC and
                                        ProQuest  Associates II LLC, as a member
                                        of ProQuest  Associates LLC on behalf of
                                        ProQuest Investments,  L.P. and ProQuest
                                        Companion Fund, L.P., and as a member of
                                        ProQuest  Associates II LLC on behalf of
                                        ProQuest   Investments   II,  L.P.   and
                                        ProQuest  Investments  II Advisors Fund,
                                        L.P.


                                        /s/ JAY MOORIN      *
                                        ----------------------------------------
                                        Jay Moorin, individually


                                        /s/ ALAIN SCHREIBER *
                                        ----------------------------------------
                                        Alain Schreiber, individually


                                        /s/ JOYCE TSANG     *
                                        ----------------------------------------
                                        Joyce Tsang, individually



*By:/s/ PASQUALE DEANGELIS
    ---------------------------------------
    Pasquale DeAngelis, Attorney-in-Fact